Calculation of Filing Fee Tables
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NEWMARK GROUP, INC.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	7.500% Senior Notes due 2029 (the ''Notes'')	457(o)			$ 125,000,000.00	0.0001476	$ 18,450.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 125,000,000.00		$ 18,450.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 18,450.00
Offering Note
[1]	Represents the aggregate principal amount of the Notes being registered hereby as may offered and sold by Cantor Fitzgerald, L.P. for its own account, or by its successors, assigns, and direct and indirect transferees who become owners of the Notes from time to time at indeterminate prices.